Exhibit 99.12

August 15, 2011

NTR Metals, LLC

10720 Composite Drive

Dallas, Texas 75220

K&L Gates LLP

1717 Main Street, Suite 2800

Dallas, Texas 75201

RE:	Extension of Termination Date

This letter agreement (this “Letter Agreement”) evidences the mutual agreement between myself, NTR Metals, LLC, a Texas limited liability company (“NTR”), and K&L Gates LLP (the “Escrow Agent”) in accordance with Section 12(d) of that certain Escrow Agreement, dated June 10, 2011, by and between myself, NTR and the Escrow Agent, as previously amended by that certain Letter Agreement, dated July 15, 2011, by and between myself, NTR and the Escrow Agent (the “Escrow Agreement”), to extend the Termination Date (as that term is defined in the Escrow Agreement) to September 15, 2011.

If this Letter Agreement is acceptable to you, please indicate your acceptance by executing the following page and returning to the undersigned a copy of this Letter Agreement.

Very truly yours,

/s/ Dr. L.S. Smith
Dr. L.S. Smith

Accepted and agreed to this 15th day of August, 2011:

NTR Metals, LLC

By:	/s/ John R. Loftus
Name:	John R. Loftus
Title:	President

K&L Gates LLP

By:
Name:	I. Bobby Majumder, Esq.
Title:	Partner